Execution Version

ASSET PURCHASE AGREEMENT

by and between

SPARK HOLDCO, LLC

and

STARION ENERGY INC.
STARION ENERGY NY INC.
STARION ENERGY PA INC.

Dated October 19, 2018

TABLE OF CONTENTS
ARTICLE I DEFINITIONS    1
Section 1.1Defined Terms    1
ARTICLE II PURCHASE AND SALE    4
Section 2.1Purchase and Sale of Purchased Assets    4
Section 2.2Excluded Assets    4
Section 2.3Assumption of Certain Obligations    4
Section 2.4Obligations Not Assumed    5
Section 2.5Purchase Price; Escrow.    5
Section 2.6Escrow    5
Section 2.7Tax Allocations    7
Section 2.8Taxes    7
Section 2.9Payment of Taxes and Other Expense    8
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER    8
Section 3.1Organizational Matters    8
Section 3.2Power and Authority    8
Section 3.3No Conflict    8
Section 3.4Consents    9
Section 3.5Compliance with Law    9
Section 3.6Taxes    9
Section 3.7Litigation.    9
Section 3.8Purchased Assets; Title to the Purchased Assets.    10
Section 3.9Contracts    10
Section 3.10Bankruptcy    10
Section 3.11Broker’s Fees    10
Section 3.12Disclosure    10
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER    10
Section 4.1Organizational Matters    11
Section 4.2Power and Authority    11
Section 4.3No Conflicts    11
Section 4.4Broker’s Fees    11
ARTICLE V COVENANTS OF PURCHASER AND SELLER    11
Section 5.1Maintenance of Customer Contracts.    11
Section 5.2Restrictions on Certain Actions    12
Section 5.3Required Approvals; Consents; Notices    12
Section 5.4Collection of Receivables; Payment of Obligations    14
Section 5.5Access to Information    14
Section 5.6Confidentiality    15
Section 5.7    Further Assurances    15
ARTICLE VI INITIAL TRANSFER DATE; CONDITIONS TO THE TRANSFER DATE    15
Section 6.1Initial Transfer Date    15

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Section 6.2Transfer of Customer Contracts    16
Section 6.3Conditions to the Obligations of All Parties    16
Section 6.4Conditions to Obligation of Purchaser    16
Section 6.5Conditions to Obligations of Seller    17
ARTICLE VII INDEMNIFICATION    18
Section 7.1Indemnification by Seller Parties    18
Section 7.2Indemnification by Purchaser    18
Section 7.3Effect of Investigation    19
Section 7.4Survival    19
Section 7.5Certain Limitations    19
Section 7.6Effect of Insurance    20
Section 7.7Indemnification Claims    20
Section 7.8Third Party Claims    21
ARTICLE VIII TERMINATION    21
Section 8.1Termination    21
Section 8.2Effect of Termination    22
ARTICLE IX MISCELLANEOUS PROVISIONS    22
Section 9.1Notices    22
Section 9.2Announcements    23
Section 9.3Amendments; Waivers    23
Section 9.4Expenses    23
Section 9.5Governing Law; Dispute Resolution; Submission to Jurisdiction    23
Section 9.6Waiver of Jury Trial    25
Section 9.7Successors and Assigns; Assignment    25
Section 9.8Previous Agreements Superseded    26
Section 9.9Counterparts    26
Section 9.10No Third Person Beneficiaries    26
Section 9.11Severability    26
Section 9.12Headings; Interpretation    26
Section 9.13Joint and Several Obligations    26
ARTICLE X STARION NY AND STARION PA'S REPRESENTATIVE    27
Section 10.1Appointment of Starion NY and Starion PA’s Representative    27
Section 10.2Consent to Actions by Seller’s Representative    27

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Execution Version

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement, dated October 19, 2018 (this “Agreement”), is made by and between Spark Holdco, LLC, a Delaware limited liability company (“Purchaser”), Starion Energy Inc., a Delaware corporation (“Starion”), Starion Energy NY Inc., a Delaware corporation (“Starion NY”), and Starion Energy PA Inc., a Delaware corporation (“Starion PA”) (collectively, (Starion, Starion NY and Starion PA, are hereinafter referred to as “Seller”), Robert Zappone, a resident of Litchfield County, Connecticut, Dashmir Murtishi, a resident of Litchfield County, Connecticut, Fitor Mamudi, a resident of Fairfield County, Connecticut, Floresha Dauti, a resident of Fairfield County, Connecticut and Ruzhdi Dauti, a resident of Fairfield County, Connecticut (collectively, the “Shareholders”). Seller and Shareholders are sometimes individually or collectively referred to as a “Seller Party” or the “Seller Parties.”
RECITALS:
WHEREAS, Seller owns certain electricity and natural gas retail sales contracts and certain assets related thereto; and
WHEREAS, Seller desires to sell and assign the Purchased Assets (as defined below) to Purchaser, and Purchaser desires to purchase and accept the Purchased Assets from Seller, on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties incorporate the Recitals above and hereto agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Defined Terms. Capitalized terms used in this Agreement but not defined in the body of this Agreement have the meaning given to them below:
i. “Business Day” shall mean any day, other than a Saturday, Sunday or legal holiday under the Federal laws of the United States or the laws of the State of Texas.
ii.“Escrow Account” shall mean the Escrow Account as that term is defined in the Escrow Agreement.

iii.	“Escrow Agent” shall mean Woodforest National Bank.
iv.“Escrow Agreement” shall mean that certain Escrow Agreement, dated on or about the date of this Agreement, by and among Purchaser, Seller and the Escrow Agent relating to the release of the Purchase Escrow Funds and the Holdback Escrow Funds from the Escrow Account.
v.“Escrow Funds” shall mean the Purchase Escrow Funds and the Holdback Escrow Funds.
vi.“Holdback Escrow Funds” shall mean One Million and NO/100 U.S. dollars ($1,000,000.00).
vii.“Indemnified Litigation Claims” means the indemnified litigation claims specified in Schedule 3.7.
viii.“Indemnified Party” shall mean a party with a right to indemnification under ARTICLE VII.
ix.“Indemnified Regulatory Matters” means the regulatory matters specified in Schedule 3.7.
x.“Indemnifying Party” shall mean a party with an obligation for indemnification under ARTICLE VII.
xi. “Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor statute.
(a)    “Lien” means any claim, charge, mortgage, deed of trust, pledge, hypothecation, security interest, license, conditional sale, right of first refusal or other lien, title restriction or encumbrance of any kind.
(b)    “Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the Purchased Assets, (b) the value of the Purchased Assets, or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis.
(c)    “MMBtu” shall mean one million British thermal units.
xii. “MWh” shall mean one megawatt hour.
xiii.“Non-Qualified Customer” shall mean any Customer that: (a) is a “low-income customer” located in the states of New York, Ohio or Pennsylvania (specifically the PPL utility zone and in MetED, Penelect, Penn Power, and West Penn Power utility areas with respect to Pennsylvania), as that term is defined by NYPSC, PUCO or PPUC, as applicable, (b) is required by applicable law or by a valid contract right to affirmatively consent prior to the assignment or transfer of such Customer’s Customer Contract, (c) is subject to a Customer Contract which is under the jurisdiction of the Connecticut Public Utilities Regulatory Authority that as of the Effective Date has a current variable rate price in effect, or (d) is subject to a Customer Contract which is under the Delaware Public Service Commission, Public Service Commission of the District of Columbia, Maryland Public Service Commission or Massachusetts Department of Public Utilities.
xiv.“Non-Solicitation Agreement” means that certain non-solicitation agreement entered into by the parties as of the date hereof, in substantially the form attached hereto as Exhibit C.
xv.“Non-Solicitation Claim Adjustment” has the meaning given to such term in the Non-Solicitation Agreement.
xvi.“NYPSC” shall mean the Public Service Commission of the State of New York.
xvii.“PPUC” shall mean the Pennsylvania Public Utility Commission.
xviii.“PUCO” shall mean the Public Utilities Commission of Ohio.
xix.“Purchase Escrow Funds” shall mean Nine Million Seven Hundred Thousand and NO/100 U.S. dollars ($9,700,000.00).
xx.“Residential Customer Equivalent” or “RCE” shall mean a standardized measure of residential customer equivalents. The number of RCEs represented by a Customer Contract or with respect to a Customer for natural gas shall equal the actual aggregate natural gas consumption under such Customer Contract or supplied to such Customer during the last full twelve months prior to the date hereof divided by 100 MMBtus (regardless of the identity of the supplier). The number of RCEs represented by a Customer Contract or with respect to a Customer for electricity shall equal the actual aggregate electricity consumption under such Customer Contract or supplied to such Customer during the last full twelve months prior to the date hereof divided by 10 MWhs. Notwithstanding the foregoing, for any Customer with less than twelve (12) months of actual consumption prior to the date hereof, such Customer’s actual consumption during the most recent less than twelve (12) month actual consumption period shall be annualized for purposes of determining the RCEs associated with, and the Purchase Price payable with regard to, such Customer.
xxi.“Seller Parties’ Knowledge” means the actual or constructive knowledge of Ruzhdi Dauti, Seller’s current President and Chief Executive Officer, and each Shareholder, after due inquiry.
xxii.“Tax” shall mean any federal, state, local or foreign tax (including, without limitation, any income tax, franchise tax, gross receipts tax, modified gross receipts tax, margin tax, doing business tax, branch profits tax, capital gains tax, value-added tax, ad valorem tax, excise tax, transfer tax, employment tax, social security tax, sales tax, use tax, property tax, or any other kind of tax or payment in lieu of tax no matter how denominated), levy, assessment, tariff, duty (including any customs duty), deficiency or other similar fee, and any related charge or amount (including any fine, penalty, interest or additions to tax), imposed, assessed or collected by or under the authority of any governmental body or payable pursuant to any tax sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.
xxiii.“Tax Return” shall mean any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to or required to be filed with or submitted to, any governmental body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.
xxiv.“Transaction Documents” shall mean the Escrow Agreement, the Non-Solicitation Agreement, the ROFO Agreement and all other ancillary agreements, documents, instruments, and certificates executed and delivered in connection with this Agreement.
xxv.“Treasury Regulations” shall mean regulations promulgated by the United States Treasury Department under the Internal Revenue Code.
ARTICLE II
PURCHASE AND SALE
Section 2.1    Purchase and Sale of Purchased Assets. In reliance on the representations, warranties, covenants and agreements contained herein, and subject to the terms and conditions of this Agreement, Purchaser hereby agrees to purchase from Seller, and Seller hereby agrees to sell, assign, transfer and deliver to Purchaser, all of Seller’s right, title, benefit, privileges and interest in and to the following (collectively, the “Purchased Assets”), free and clear of all Liens:
(a)    each of the natural gas and retail electricity agreements, commitments, pending enrollments and contracts listed on Schedule 2.1(a) as such list is adjusted hereunder (the “Customer Contracts”);
(b)    all customer lists, mailing lists, third-party verification (“TPV”) recordings, account names, historical usage data, contracts and other documentation and databases, including all records, files and data, payment history and billing records, consent from customers for communications preferences and authorizations (whether by contract or web-based) and welcome letters (collectively “Customer Contract Support Documents”) that are currently maintained by Seller relating to the Customer Contracts derived from organic sales by the Sellers or as acquired through any historical acquisitions and the customer counterparty to a Customer Contract (each, a “Customer”); and
(c)    all deposits held by or for the benefit of Seller with respect to any Customers or Customer Contracts.
Section 2.2    Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following (collectively, the “Excluded Assets”):
(a)    any other assets or properties of Seller of any kind whatsoever other than the Purchased Assets;
(b)    any Customer Contract to the extent it is with a Non-Qualified Customer; and
(c)    any of Seller’s right, title, benefit, privileges and interest in and to any hedge agreements that apply to, or are utilized to hedge electric or natural gas commodity prices related and attributable to, the Customer Contracts.
Section 2.3    Assumption of Certain Obligations. Subject to the terms and conditions herein, Purchaser shall, subject to Section 2.4, assume only the obligations arising or required to be performed on and after the Transfer Date under each Customer Contract (other than any liability arising under the Customer Contract arising out of or relating to any obligation or a breach of any such Customer Contract that occurred prior to the Transfer Date) (the “Assumed Obligations”).
Section 2.4    Obligations Not Assumed. Except as and to the extent specifically set forth in Section 2.3 above, Purchaser is not assuming any other liability, commitment or obligation of Seller of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created (including any hedging contracts related to the Purchased Assets).
Section 2.5    Purchase Price; Escrow.
(a)    Purchase Price. Subject to Section 2.6 below, the purchase price (the “Purchase Price”) for the Purchased Assets shall be the lesser of: (i) the aggregate amount of the Initial Payments, Additional Payments and (ii) the Escrow Funds. In no event shall the Purchase Price exceed the Escrow Funds, regardless of the number of RCEs ultimately represented by the Customers and Customer Contracts on Schedule 2.1(a).
Section 2.6    Escrow.
(a)    Purchase Escrow Funds.
(i)    Deposit of Purchase Escrow Funds. Upon execution and delivery of this Agreement by Purchaser and Seller, Purchaser shall deposit the Purchase Escrow Funds into the Escrow Account held by the Escrow Agent on behalf of Purchaser and Seller in accordance with the Escrow Agreement.
(ii)    Release of Purchase Escrow Funds. Subject to Section 2.6(c), the Purchase Escrow Funds shall be released from the Escrow Account as follows:
(A)    To Seller:
(1)One Hundred and Twenty U.S. dollars ($120.00) (the “Initial Payment”) for each RCE represented by Customer Contracts and/or Customers that (x) have been validly transferred to Purchaser pursuant to the terms of this Agreement as evidenced by accepted enrollment by the applicable Electric Distribution Company (“EDC”) or Local Distribution Company (“LDC”) for electricity or gas service to be provided by Purchaser or its affiliate and (y) have come on flow with Purchaser or its affiliate (such on flow date, the “Effective Transfer Date”), to be instructed by Purchaser to be released from the Escrow Account within five (5) Business Days of the Effective Transfer Date as set forth in Section 2.6(a)(iii); and
(2)    An additional Sixty U.S. dollars ($60.00) (the “Additional Payment”) for each RCE represented by Customer Contracts and/or Customers that satisfy the conditions of Section 2.6(a)(ii)(A)(1) above and remain on flow for thirty (30) consecutive calendar days following the applicable Effective Transfer Date (the “On Flow Period”) and for which no cancellation or drop request has been submitted into the applicable EDC/LDC during the On Flow Period, to be instructed by Purchaser to be released from the Escrow Account within five (5) Business Days after the end of the applicable On Flow Period as set forth in Section 2.6(a)(iii).

(B)    To Purchaser, any balance of the Purchase Escrow Funds following the payment of all Initial Payments and Additional Payments.
(C)    To Purchaser, the full balance of the Purchase Escrow Funds if this Agreement is terminated in accordance with its terms prior to the Initial Transfer Date.
(iii)    Purchase Escrow Fund Release Procedures. Purchaser shall promptly send all enrollment and drop reports (including any raw EDI files) to Seller with respect to the Customer Contracts for a period of ninety (90) days after the date that Purchaser has made the final Initial Payment or Additional Payment, whichever is later. All references in this Agreement to the “flow date” as to a Customer Contract refers to the date on which Purchaser or its affiliate commences supplying energy under the Customer Contract. On each Monday (or the next following Business Day if such Monday is not a Business Day) following the Initial Transfer Date (defined below), based solely on the EDI files sent to Purchaser by the EDCs or LDCs, Purchaser shall calculate for the preceding five (5) Business Days, the amount of Purchase Escrow Funds to be released to Seller pursuant to Section 2.6, and Purchaser and Seller shall issue instruction letters to the Escrow Agent to release the applicable amount from the Escrow Account.
(iv)    Calculation of RCEs for Pending Enrollments/Future Starts. If the Customer Contract is a pending enrollment/future start as identified in Schedule 2.1(a), the RCE count for such Customer Contract shall be determined and calculated based on the historical usage provided to the Parties by the applicable utility; provided, however, that if the applicable utility does not provide such data, or such data provided by the applicable utility is incomplete, Seller and Purchaser shall cooperate in seeking complete information from the applicable utility; and provided further, however, that notwithstanding such efforts such data is not complete or provided for a full year’s usage, then the RCEs for such pending enrollment/future start shall be as determined in the definition of “RCE”.
(b)    Holdback Escrow Funds.
(i)    Deposit of Holdback Escrow Funds. Upon execution and delivery of this Agreement by Purchaser and Seller, Purchaser shall deposit the Holdback Escrow Funds into the Escrow Account held by the Escrow Agent on behalf of Purchaser and Seller in accordance with the Escrow Agreement as security for Seller’s payment of any Non-Solicitation Claim Adjustments and/or claims by Purchaser under ARTICLE VII.
(ii)    Release of Holdback Escrow Fund. The Holdback Escrow Fund shall be released from the Escrow Account for payment of any Non-Solicitation Claim Adjustments as they are incurred and for claims by Purchaser under ARTICLE VII as provided in Section 7.7. Subject to Section 2.6(c), upon the one (1) year anniversary of the final Additional Payment (or Initial Payment if no Additional Payments are made), the remaining balance of the Holdback Escrow Funds, after deduction of outstanding amounts for pending Non-Solicitation Claim Adjustments and for claims by Purchaser under ARTICLE VII, shall be released to Seller.
(c)    Set-off/Refund for Certain Customers and Customer Contracts. Purchaser shall be entitled to offset and reduce (or refund as provided in the following sentence) the amount to be released to Seller from the Purchase Escrow Funds pursuant to Section 2.6(a)(ii) and/or the Holdback Escrow Funds pursuant to Section 2.6(b)(ii) by the amount of Initial Payments and/or Additional Payments paid to Seller for Customers and/or Customer Contracts for which (i) the underlying Customer cancels its service or Customer Contract and as a result, either (x) the Customer never comes on flow with Purchaser, or (y) the acceptance by the applicable EDC or LDC of the Customer’s electricity or gas service to be provided by Purchaser or its affiliate is reversed; or (ii) the Customer comes on flow with Purchaser, but Purchaser cannot operationalize the billing or product attributes previously promised to customer by Seller (each, a “Rejected Customer Contract”). To the extent all Escrow Funds have been released from the Escrow Account, Seller Parties shall jointly and severally be liable for, and shall pay to Purchaser the amount of, Initial Payment and/or Additional Payment for such Customers and/or Customer Contracts within five (5) Business Days of a written request of Purchaser. Rejected Customer Contracts shall not be subject to the terms of the Non-Solicitation Agreement.
Section 2.7    Tax Allocations. The parties agree that the entire Purchase Price shall be allocated among the Purchased Assets for Tax purposes in a manner consistent with Section 1060 of the Internal Revenue Code and the Treasury Regulations promulgated thereunder as Class VI identifiable intangible assets. Seller and Purchaser shall file all information reports and Tax Returns (and any amendments thereto or claims for refund) in a manner consistent with this Section 2.7 (including, without limitation, Internal Revenue Service Form 8594 or any successor form).
Section 2.8    Taxes.
(a)    Seller shall be liable for and shall pay when due all Taxes attributable to any of the Purchased Assets, and shall timely file any related Tax Returns, for the periods (or portions thereof) ending before the applicable Transfer Date.
(b)    Purchaser shall pay all transfer, documentary, sales, use, stamp, registration, recording and other such Taxes and governmental fees (including any penalties and interest), as applicable, incurred in connection with the transactions contemplated by this Agreement, including the sale and transfer of the Purchased Assets. Purchaser shall be liable for and shall pay when due all Taxes attributable to any of the Purchased Assets beginning on the applicable Transfer Date and shall timely file any Tax Returns that are required to be filed with respect to any time on and after the applicable Transfer Date.
(c)    Whichever party is liable hereunder for the payment of a Tax shall prepare any necessary forms and Tax Returns, and shall bear all costs incident to the determination and payment thereof. Such party shall further have all available rights to contest the Tax but shall indemnify and hold harmless the other party from any charge, loss, cost or expense in accordance with and subject to the limitations in Article VII below. The other party shall provide reasonable cooperation and assistance in connection therewith.
(d)    For Tax purposes, the parties agree to treat all payments made under Section 2.8 or under any indemnity provisions contained in this Agreement, or for breaches of representations, warranties, covenants or agreements, as adjustments to the Purchase Price.
Section 2.9    Payment of Taxes and Other Expense. If Purchaser or Seller receives an invoice for any Tax or other expense which is payable by the other party in part or in full pursuant to the provisions of Section 2.7, the recipient shall forward a copy of the invoice promptly to the other party with a written statement of the amounts the recipient reasonably believes are owed by the other party.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller Parties hereby jointly and severally warrant and represent to Purchaser as of the date hereof and as of each Transfer Date (or for such other date for representations and warranties that expressly address matters as of such other date) as follows:
Section 3.1    Organizational Matters. Seller is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and has the necessary power and authority to carry on its business as currently conducted.
Section 3.2    Power and Authority. Seller has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Transaction Documents to be delivered pursuant to this Agreement and to carry out the transactions contemplated herein and therein. The execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Seller Parties. This Agreement and the Transaction Documents have been executed and delivered by the duly authorized officers of Seller and the Seller Parties, and the Transaction Documents to be executed by Seller or Seller Parties pursuant hereto, upon execution and delivery will be, duly executed and delivered. This Agreement and the Transaction Documents to which Seller or Seller Parties is a party constitute, or upon such execution and delivery will constitute, the legal, valid and binding obligations of Seller or Seller Parties enforceable in accordance with their terms, subject to the provisions of any applicable bankruptcy, insolvency, reorganization, fraudulent transfer, or similar laws of general applicability affecting the rights of creditors generally.
Section 3.3    No Conflict. The execution and delivery of this Agreement and the Transaction Documents, the consummation of the transactions contemplated herein and therein, and compliance with the terms and conditions hereof and thereof will not conflict with, or result in a breach or default of the terms, conditions or provisions of (i) Seller’s certificate of incorporation, by-laws or other organizational documents of Seller, (ii) any judgment, order, decree statute, law, ordinance, rule, order or regulation applicable to any Seller Parties or the Purchased Assets, (iii) any mortgage, lease, agreement, Customer Contract or other instrument, or any subcontract, permit, license agreement, commitment, or purchase order with any party, or (iv) result in the creation of imposition of any Lien on the Purchased Assets.
Section 3.4    Consents. As of the date that each Customer Contract is assigned and the Assumed Obligations with respect to such Customer Contract are assumed, Seller Parties will have obtained all necessary consents, approvals or authorizations of or designations or filings with all third parties and with all governmental agencies or authorities or other public persons or entities required in connection with the execution, delivery and performance by Seller Parties of this Agreement and the Transaction Documents and the consummation of the transaction contemplated herein and therein.
Section 3.5    Compliance with Law. As of the date that each Customer Contract is assigned and the Assumed Obligations with respect to each such Customer Contract are assumed, Seller will have complied in all respects with all applicable federal, state, local and foreign laws, ordinances, orders, rules and regulations (collectively, “Laws”) applicable to the Seller Parties in connection with its ownership of and operations related to or arising out of the Customer Contracts, including all consumer protection regulations applicable to the Customer Contracts. Seller Parties have not received notice of any violation or alleged violation of any past or continuing violation of any federal, state or local laws, ordinances, orders, rules and regulations applicable to the Customer Contracts that has not been cured, and to Seller Parties’ Knowledge, the business of Seller applicable to the Customer Contracts, is not subject to any liability (whether accrued, absolute, contingent, direct or indirect) for, any past or continuing violation of any federal, state, or local laws, ordinances, orders, rules and regulations applicable to the Customer Contracts. None of the Seller Parties, the operation of Seller’s business nor the Customer Contracts is subject to any ongoing requirements or obligations resulting from any decision, order, decree or settlement or proceeding issued or held by any regulatory body and which, in any such case, is directed solely at Seller.
Section 3.6    Taxes. There are no Liens (other than inchoate liens arising by operation of law for Taxes not yet due and payable) for Taxes upon any of the Purchased Assets, nor, to the Seller Parties’ Knowledge, any proceeding pending or threatened which, if adversely determined, may result in the imposition of any such Lien, whether before or after the applicable Transfer Date.
Section 3.7    Litigation. Except as provided on Schedule 3.7, there are no actions, suits, claims, litigation, proceedings, investigations, reviews, citations, summons or subpoenas of any nature pending or, to Seller Parties’ Knowledge, threatened which involve, affect or relate to the Purchased Assets and Seller’s ability to consummate the transactions contemplated hereby, and to Seller Parties’ Knowledge, there is no reasonable basis for additional actions, suits, claims, litigation, proceedings, investigations, reviews, citations, summons or subpoenas of any nature. There are no orders, writs, injunctions or decrees of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, relating to or affecting the business of Seller or the Purchased Assets (other than orders, writs, injunctions or decrees of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, that relate to or affect the industry in which Seller operates generally).
Section 3.8    Purchased Assets; Title to the Purchased Assets. Seller has good, legal and marketable title to the Purchased Assets, and upon the assignment of each Customer Contract, Purchaser will acquire such title from Seller, free and clear of all Liens.
Section 3.9    Contracts. Seller has delivered to Purchaser true and complete copies of all of the written Customer Contracts listed on Schedule 2.1(a) in Seller’s possession, and with respect to all other enrollments, Seller has delivered all other Customer Contract Support Documents in its possession. All of the Customer Contracts are valid, binding, and effective in accordance with their terms against Seller and, to Seller Parties’ Knowledge, valid, binding, and effective against each other party thereto, subject to the provisions of any applicable bankruptcy, insolvency, reorganization, fraudulent transfer, or similar laws of general applicability affecting the rights of creditors generally. Seller is not in default under any Customer Contracts, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a Seller default thereunder. The terms and conditions of each of the Customer Contracts are substantially the same. Each of the Customer Contracts is a retail electricity or natural gas contract (however titled or designated) to which Seller is a party and which is under the jurisdiction of either the Connecticut Public Utilities Regulatory Authority, Illinois Commerce Commission, New Jersey Board of Public Utilities, NYPSC, PUCO or PPUC.
Section 3.10    Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or to Seller Parties’ Knowledge, threatened against Seller.
Section 3.11    Broker’s Fees. No broker, finder, investment banker or other person is entitled to any brokerage fee, finders’ fee or other commission pursuant to any Customer Contract or in connection with the transactions contemplated by this Agreement based upon arrangements made by Seller Parties or any of their affiliates.
Section 3.12    Disclosure. To Seller Parties’ Knowledge, no representation or warranty made by a Seller Party in this Agreement, and no statement of a Seller Party contained in any Transaction Document, when taken as a whole, contains or will contain any untrue statement of a material fact or fails or will fail to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not materially misleading. To Seller Parties’ Knowledge, the books and records of Seller that are necessary for the ownership and management of the Purchased Assets have been maintained in all material respects in accordance with prudent industry practice and such books and records have been made available to Purchaser. All of the historical financial and operational data provided by Seller to Purchaser in connection with its due diligence is true and correct in all material respects.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser warrants and represents to Seller as of the date hereof and as of each Transfer Date (or for such other date for representations and warranties that expressly address matters as of such other date) as follows:
Section 4.1    Organizational Matters. Purchaser is a limited liability company duly formed and validly existing under the laws of the State of Delaware and has the necessary limited liability company power and authority to consummate the transactions contemplated herein.
Section 4.2    Power and Authority. Purchaser has all requisite limited liability company power and authority to execute, deliver and perform this Agreement and the Transaction Documents to be delivered pursuant to this Agreement and to carry out the transactions contemplated herein and therein. The execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Purchaser. This Agreement and the Transaction Documents have been executed and delivered by the duly authorized officers of Purchaser, and the Transaction Documents to be executed by Purchaser pursuant hereto, upon execution and delivery will be, duly executed and delivered. This Agreement and the Transaction Documents to which Purchaser is a party constitute, or upon executing and delivery will constitute, the legal, valid and binding obligations of Purchaser enforceable in accordance with their terms; subject to the provisions of any applicable bankruptcy, insolvency, reorganization, fraudulent transfer, or similar laws of general applicability affecting the rights of creditors generally.
Section 4.3    No Conflicts. The execution and delivery of this Agreement and the Transaction Documents, the consummation of the transactions contemplated herein and therein, and compliance with the terms and conditions hereof and thereof will not conflict with, or result in a breach or default of the terms, conditions or provisions of (i) Purchaser’s certificate of organization, limited liability company agreement or other organizational documents of Purchaser, or (ii) any judgment, order, decree statute, law, ordinance, rule, order or regulation applicable to Purchaser.
Section 4.4    Broker’s Fees. No broker, finder, investment banker or other person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Purchaser or any of its affiliates.
ARTICLE V
COVENANTS OF PURCHASER AND SELLER
Section 5.1    Maintenance of Customer Contracts.
(a)    From the date hereof until the earlier of the applicable date that a Customer Contract is transferred to Purchaser (each such date, a “Transfer Date”) or the termination of this Agreement, except as otherwise permitted by this Agreement, Seller will use commercially reasonable efforts to maintain each Customer Contract in full force and effect; provided that Seller (i) may exercise its right to not renew or extend any Customer Contract, (ii) shall have no obligation to cause the renewal or extension of any Customer Contract, (iii) shall have no obligation to replace any Customer Contract that is terminated by the counterparty thereto or otherwise expires in accordance with its terms and (iv) may increase the prices on its variable rate Customers or Customer Contracts in response to changes in the market pricing for electricity consistent with historical practice, but in no event by more than fifteen percent (15%) of the monthly contract price in effect immediately prior to the date hereof, for the period from the date hereof until the respective Transfer Date. Seller shall be required to maintain the retail price of electricity under each Customer Contract from the date of this Agreement to the applicable Transfer Date for each Customer Contract. Seller agrees that any communications whether written or oral between Seller and the counterparties to the Customer Contract shall (i) not contain misleading, damaging, harmful or false statements and (ii) be mutually agreed upon by the parties in advance.
(b)     From the applicable Transfer Date for each Customer Contract and through the applicable Initial Payment or Additional Payment, as applicable, Purchaser will use commercially reasonable efforts to maintain each Customer Contract in full force and effect. Further, from the applicable Transfer Date for each Customer Contract and through the applicable Initial Payment or Additional Payment, as applicable, neither Purchaser nor its affiliates shall solicit a Customer under a Customer Contract to change to any electricity or natural gas service provider that is an affiliate of Purchaser, except in the case of a win-back of a Customer who has exercised its independent right to terminate its Customer Contract before contacted by Purchaser under the win-back campaign.
Section 5.2    Restrictions on Certain Actions.
(a)    From the date hereof until the earlier of the Transfer Date for each specific Customer Contract or the termination of this Agreement, except (i) as otherwise provided herein, (ii) as expressly required under the specific Customer Contract, and (iii) as otherwise consented to in writing by Purchaser, Seller shall administer and perform its obligations under each such Customer Contract, and shall operate its retail electric and natural gas business, in the ordinary and customary course of business, consistent in all material respects with prior practice.
(b)    From the date hereof until the Transfer Date, Seller will not, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed): (A) mortgage or pledge any Purchased Asset, or create or suffer to exist any Lien thereupon; (B) sell, lease, transfer, or otherwise dispose of, directly or indirectly, any Purchased Asset; (C) settle or resolve any material pending or threatened proceeding concerning any Purchased Asset, unless such settlement or resolution creates no current or future obligation or Lien with respect to such Purchased Asset and does not modify such Purchased Asset, modify the terms thereof or diminish Purchaser’s rights or interests thereunder; or (D) contract or agree to do any of the foregoing. If Seller takes any of the actions described above, it will promptly notify Purchaser in writing of such action.
Section 5.3    Required Approvals; Consents; Notices.
(a)    Each party shall: (i) take all commercially reasonable efforts necessary, and proceed diligently and in good faith as promptly as practicable, to obtain all consents, approvals or actions of, to make all filings with, and to give all notices to, all governmental authorities or other persons required to be obtained, made or given by such party in respect of the transactions contemplated by this Agreement; (ii) provide such other information and communications to such governmental authorities as such governmental authorities may reasonably request in connection therewith; and (iii) proceed diligently and in good faith and use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do or cause to be done, all things necessary, proper or advisable consistent with applicable laws, to as promptly as practicable cause the fulfillment of the conditions of ARTICLE VI and to consummate and make effective the transactions contemplated hereby. Each party shall provide prompt notification to the other party when any consent, approval, action, filing or notice referred to above is obtained, taken, made or given, as applicable.
(b)    In the event that the assignment by Seller of any Customer Contract is not permitted without the consent of a third party (a “Third Party Consent”), Seller shall use its commercially reasonable efforts to work with Purchaser to obtain such consent. Until such consent is obtained, nothing in this Agreement or in any document, agreement, or instrument delivered pursuant to this Agreement will constitute a transfer or attempted transfer of such Customer Contract. In the event any such Third Party Consent related to a specific Customer Contract is not obtained within sixty (60) days following the date of this Agreement, Purchaser shall be entitled to terminate its obligations under this Agreement with respect to such Customer Contract upon ten (10) days prior written notice to Seller (provided that Seller has not obtained such Third Party Consent within such ten (10) day period).
(c)    Promptly following the full execution and delivery of the Transaction Documents and the release of any Liens necessary to effectuate the transactions contemplated hereby, Purchaser, at its sole cost and expense, shall
(i)    with respect to Customers located in the State of Connecticut, that are signatory to Customer Contracts that constitute mass market contracts in Connecticut, provide a notice to each such Customer of the assignment of its applicable Customer Contract (which notice shall be in a form to be mutually agreed between Purchaser and Seller) in accordance with the requirements of the Connecticut Public Utilities Regulatory Authority. Additionally, Purchaser and Seller shall mutually cooperate to request the applicable utility to suppress any notices that it would otherwise send to Customers;
(ii)    with respect to Customers located in the State of Illinois, that are signatory to Customer Contracts that constitute mass market contracts in Illinois, provide a notice to each such Customer of the assignment of its applicable Customer Contract (which notice shall be in a form to be mutually agreed between Purchaser and Seller) in accordance with the requirements of the Illinois Commerce Commission. Additionally, Purchaser and Seller shall mutually cooperate to request the applicable utility to suppress any notices that it would otherwise send to Customers;
(iii)    with respect to Customers located in the State of New Jersey, that are signatory to Customer Contracts that constitute mass market contracts in New Jersey, provide a notice to each such Customer of the assignment of its applicable Customer Contract (which notice shall be in a form to be mutually agreed between Purchaser and Seller) in accordance with the requirements of the New Jersey Board of Public Utilities. Additionally, Purchaser and Seller shall mutually cooperate to request the applicable utility to suppress any notices that it would otherwise send to Customers;
(iv)    with respect to Customers located in the State of New York, provide a courtesy notice to Customers (which notice shall be in a form to be mutually agreed between Purchaser and Seller) at least ten (10) calendar days before Purchaser delivers a switch request to the respective utility. Additionally, Purchaser and Seller shall mutually cooperate to request the applicable utility to suppress any notices that it would otherwise send to Customers;
(v)    with respect to Customers located in the State of Ohio that are signatory to Customer Contracts that constitute mass market contracts in Ohio, provide a notice to each such Customer (which notice shall be in a form to be mutually agreed between Purchaser and Seller) in accordance with the requirements of the Public Utilities Commission of Ohio. Additionally, Purchaser and Seller shall mutually cooperate to request the applicable utility to suppress any notices that it would otherwise send to Customers; and
(vi)    with respect to Customers located in the Commonwealth of Pennsylvania that are signatory to Customer Contracts that constitute mass market contracts in Pennsylvania, provide a notice to each such Customer (which notice shall be in a form to be mutually agreed between Purchaser and Seller) in accordance with the requirements of the Pennsylvania Public Utility Commission. Additionally, Purchaser and Seller shall mutually cooperate to request the applicable utility to suppress any notices that it would otherwise send to Customers.
Section 5.4    Collection of Receivables; Payment of Obligations.
(a)    Seller shall be entitled to receive and collect all amounts due and payable under each Customer Contract and/or in connection with each Customer which are allocable or attributable to goods delivered and services performed before the applicable Transfer Date for each of the Customer Contracts.
(b)    Purchaser shall be entitled to receive and collect all amounts due and payable under each Customer Contract which are allocable or attributable to goods delivered and services performed on and after the applicable Transfer Date for each of the Customer Contracts and/or Customers.
(c)    In the event that either Seller, Purchaser or any of their respective affiliates receives any amount which, pursuant to this Agreement, is the property or obligation of another party, the party or such affiliate that improperly received such amount shall notify the other party within three (3) Business Days after becoming aware of such receipt or payment. In the event that a party or any of its affiliates has received a payment which, pursuant to this Agreement, is the property of another party, the party that improperly received such payment shall remit such amounts to the party entitled to receive such payment simultaneously with the delivery of such notice pursuant to the wire transfer instructions provided by such party.
Section 5.5    Access to Information. From the date hereof through the earlier of the date that is ninety (90) days after the final Transfer Date or the termination of this Agreement, Seller shall afford to Purchaser and its representatives reasonable access, during normal business hours and in such manner as to not interfere with normal operations of the business of Seller, to the books and records of Seller directly related to the Customer Contracts, and shall furnish such representatives with all financial and operating data and other information directly related to the Customer Contracts as such representatives may reasonably request and are reasonably available to Seller, subject to the confidentiality provisions of Section 5.6 below. After the Initial Transfer Date and for a period of ninety (90) days after the date that Purchaser has made the final payment of Purchase Price hereunder, Purchaser shall afford to Seller and its representatives the same access rights described in the foregoing sentence with respect to Purchaser and the books and records relating to the Customer Contracts to the extent reasonably required by Seller in connection with its collections, accounting, tax, legal defense or other similar needs, as well as calculation of the Purchase Price and disbursements from the Escrow Account, subject to the confidentiality provisions of Section 5.6 below.
Section 5.6    Confidentiality. Purchaser and Seller mutually agree to keep the terms and conditions of this transaction confidential except as required by law; provided, however, that Seller acknowledges and agrees that Purchaser may disclose the terms and conditions of this transaction as Purchaser deems necessary or advisable in connection with the disclosure obligations of Spark Energy, Inc. as a public company under the Securities Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, and the requirements of the NASDAQ Global Select Market. Purchaser and Seller agree to use commercially reasonable efforts to hold in confidence all Confidential Information (as herein defined) relating to the Purchased Assets. “Confidential Information” means nonpublic information regarding the Purchased Assets that (i) either party designates as being confidential or (ii) which, under the circumstances surrounding disclosure ought to be treated as confidential. Confidential Information shall not include any information that; (a) is or subsequently becomes publicly available without breach of any obligation owed to Purchaser or Seller; or (b) became known to Purchaser or Seller from a source other than the other party other than by the breach of an obligation of confidentiality owed to Purchaser or Seller. The provisions of this Section 5.6 shall survive for two years after the date of this Agreement. Purchaser further acknowledges and agrees that its execution and delivery of this Agreement constitutes Purchaser’s and its affiliates’ agreement to be bound by the Confidentiality Agreement dated September 11, 2018, between Seller and Spark Energy, Inc.
Section 5.7    Further Assurances. From time to time at or after the date of this Agreement, each party, upon the request of the other party, shall perform, execute or deliver, or cause to be performed, executed or delivered, such further acts, assurances and instruments as the requesting party may reasonably require to carry out the intent of this Agreement. In addition, each party agrees that it will provide the other with reasonable cooperation and support in connection with such party’s performance of its obligations under this Agreement prior to and after the Initial Transfer Date.
ARTICLE VI
INITIAL TRANSFER DATE; CONDITIONS TO THE TRANSFER DATE
Section 6.1    Initial Transfer Date. Subject to the terms and conditions of this Agreement, the first Transfer Date for any of the Customer Contracts and Purchased Assets contemplated by this Agreement shall take place at the offices of Purchaser, within five (5) Business Days after all of the conditions to the initial transfer set forth in Section 6.3 and Section 6.4 are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Initial Transfer Date), or at such other time, date or place as Seller and Purchaser may mutually agree upon in writing. The date on which the initial Transfer Date of the Customer Contracts and Purchased Assets is to occur is herein referred to as the “Initial Transfer Date".
Section 6.2    Transfer of Customer Contracts. Purchaser shall submit enrollment requests for the Customer Contracts in staggered batches in consultation with the EDCs and LDCs as promptly as practicable after the later of (with respect to each Customer Contract) (a) the full execution and delivery of this Agreement, (b) the release of any Liens necessary to effectuate the transactions contemplated hereby and (c) expiration of the notice periods, as applicable, described in Section 5.3(c). Purchaser and Seller hereby agree to reasonably assist each other, and to work with the applicable EDC or LDC, as necessary, to effectuate such transfer, assignment and assumption.
Section 6.3    Condition to the Obligations of All Parties. The obligation of each party to consummate the transactions contemplated by this Agreement is subject to the following condition:
(a)    Prior to each Transfer Date, there shall not be in force any order or decree, statute, rule or regulation restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement.
Section 6.4    Conditions to Obligation of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the following conditions:
(a)    The representations and warranties of Seller Parties shall be true and correct in all respects as of the date of this Agreement and as of the Initial Transfer Date (other than such representations and warranties that expressly address matters only as of a certain date, which are true and correct as of such date).
(b)    Seller shall have performed (or caused to have been performed) in all material respects all covenants required of it (and its respective affiliates) by this Agreement to be performed on or before the Initial Transfer Date as of the Initial Transfer Date.
(c)    Prior to the Initial Transfer Date, Seller shall have caused all Liens related to the Purchased Assets to be released in full and Seller shall have provided written evidence of such release to Purchaser, in a form reasonably satisfactory to Purchaser in its good faith discretion.
(d)    From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without lapse of time, could reasonable be expect to result in a Material Adverse Effect.
(e)    Prior to or upon the Initial Transfer Date, Seller shall have delivered to Purchaser the following:
(i)    an executed counterpart of the Bill of Sale, Assignment and Assumption Agreement, the form of which is attached hereto as Exhibit A (the “Bill of Sale”);
(ii)     an executed counterpart of the Right of First Offer Agreement, the form of which is attached hereto as Exhibit B (the “ROFO Agreement”);
(iii)    an executed counterpart of the Non-Solicitation Agreement, the form of which is attached hereto as Exhibit C);
(iv)    a certificate of Seller Parties certifying that the conditions set forth in Section 6.4(a) and Section 6.4(b) with respect to the representations, warranties and covenants of Seller and Seller Parties hereunder have been satisfied, the form of which is attached hereto as Exhibit D (the “Seller Certificate”);
(v)    an updated Schedule 2.1(a) to reflect the Customer Contracts as of the Initial Transfer Date (which updated Schedule 2.1(a) shall not include any Non-Qualified Customers); provided, however, that in no event shall additional Customer Contracts that were not previously listed on the original Schedule 2.1(a) be added without the written consent of Purchaser; and
(vi)    such other documents or instruments as Purchaser reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
Section 6.5    Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the following conditions:
(a)    The representations and warranties of Purchaser shall be true and correct in all respects as of the date of this Agreement and as of the Initial Transfer Date (other than such representations and warranties that expressly address matters only as of a certain date, which are true and correct as of such date).
(b)    Purchaser shall have performed (or caused to have been performed) in all material respects all covenants required of it or its affiliates by this Agreement on or before the Initial Transfer Date as of the Initial Transfer Date.
(c)    Prior to or upon the Initial Transfer Date, Purchaser shall have delivered to Seller the following:
(i)    an executed counterpart of the Bill of Sale;
(ii)    an executed counterpart to the ROFO Agreement; and
(iii)    a certificate of Purchaser certifying that the conditions set forth in Section 6.5(a) and Section 6.5(b) with respect to the representations, warranties and covenants of Purchaser hereunder have been satisfied, the form of which is attached hereto as Exhibit E (the “Purchaser Certificate”).
ARTICLE VII
INDEMNIFICATION
Section 7.1    Indemnification by Seller Parties. Subject to the limitations set forth in this ARTICLE VII, Seller Parties covenant and agree to jointly and severally indemnify, defend, protect and hold harmless, Purchaser and its respective officers, managers, members, directors, employees, consultants, assigns, successors and affiliates (individually, a “Purchaser Indemnified Party” and collectively, “Purchaser Indemnified Parties”) from, against and in respect of all liabilities, losses, claims, damages, causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, interest and costs and expenses (including without limitation reasonable attorneys’ fees and disbursements) (collectively, “Damages”) suffered, sustained, incurred or paid by Purchaser Indemnified Parties in connection with, resulting from, or arising out of, directly or indirectly:
(a)    any breach of any representation or warranty of a Seller Party set forth in this Agreement or any schedule or certificate delivered by or on behalf of a Seller Party in connection herewith;
(b)    any nonfulfillment of any covenant or agreement by a Seller Party under this Agreement;
(c)    the imposition or attempted imposition of liability on any Purchaser Indemnified Party for (i) the Excluded Assets or (ii) any liabilities or obligations of a Seller Party that are not Assumed Obligations;
(d)    any Taxes properly attributable to the Purchased Assets during the period (or portion thereof) of Seller’s ownership of the Purchased Assets which are assessed against or collected from Purchaser by any Taxing authority;
(e)    the Indemnified Litigation Claims;
(f)    the Indemnified Regulatory Matters; and/or
(g)    any acts or omissions of Seller in connection with or arising out of the Purchased Assets before the applicable Transfer Date.
Section 7.2    Indemnification by Purchaser. Subject to the limitations set forth in this ARTICLE VII, Purchaser covenants and agrees to indemnify, defend, protect and hold harmless, Seller and its respective officers, managers, members, directors, employees, consultants, assigns, successors and affiliates (individually, a “Seller Indemnified Party” and collectively, “Seller Indemnified Parties”) from, against and in respect of all Damages suffered, sustained, incurred or paid by Seller Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:
(a)    any breach of any representation or warranty of Purchaser set forth in this Agreement or any certificate delivered by or on behalf of Purchaser in connection herewith;
(b)    any nonfulfillment of any covenant or agreement by Purchaser under this Agreement;
(c)    the imposition or attempted imposition of liability on any Seller Indemnified Party for any Assumed Obligation; and/or
(d)    any Taxes properly attributable to the Purchased Assets during the period (or portion thereof) of Purchaser’s ownership of the Purchased Assets that are assessed against or collected from Seller by any Taxing authority;
(e)    any acts or omissions of Purchaser in connection with or arising out of the Purchased Assets after the applicable Transfer Date.
Section 7.3    Intentionally Omitted.
Section 7.4    Survival. All representations and warranties made hereunder or pursuant hereto or any Exhibit or Schedule hereto shall not terminate but shall survive the final Transfer Date and continue in effect for a period of twenty-four (24) months thereafter; provided however, that notwithstanding the foregoing:
(a)    the representations and warranties made by Seller Parties pursuant to Section 3.2, Section 3.3, Section 3.5, Section 3.8, Section 3.9 and Section 3.11, and the representation and warranty made by Purchaser in Section 4.4 shall survive the final Transfer Date and continue in effect indefinitely; and
(b)    the representation and warranty made by the Seller Parties pursuant Section 3.6, and the indemnity obligations under Section 7.1(d) in the case of Seller Parties and Section 7.2(d) in the case of Purchaser, shall survive for the applicable statute of limitations for such claim.
Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved. All covenants made hereunder or pursuant hereto or any Exhibit or Schedule shall survive until performed.
Section 7.5    Certain Limitations.
(a)    Except for the obligation of Purchaser to pay the Purchase Price and the obligation of Seller to deliver the Purchased Assets, neither party’s indemnification obligations under this ARTICLE VII shall exceed an amount equal to the Purchase Price actually paid to and received by Seller.
(b)    Each party’s indemnification obligations under this Agreement shall be limited to the direct Damages of the non-breaching party, and not any indirect, special, incidental, punitive, exemplary or consequential loss or damages of any kind (including but not limited to lost profits) of the non-breaching party. In no event shall the foregoing limitation on Damages limit the character of the Damages for which indemnification may be sought in the Indemnified Litigation Claims, Indemnified Regulatory Matters or any third party claim.
Section 7.6    Effect of Insurance. For purposes of computing the amount of Damages incurred, paid or accrued by any party pursuant to this ARTICLE VII, any insurance proceeds or reimbursements actually received by such party in compensation for such Damages shall first be deducted.
Section 7.7    Indemnification Claims.
(a)    If an Indemnified Party wishes to assert an indemnification claim against any Indemnifying Party in accordance with this ARTICLE VII, the Indemnified Party shall, prior to the expiration of the survival period applicable to the representation, warranty, covenant or agreement that is the basis of such claim pursuant to Section 7.4, deliver a written notice (a “Claim Notice”) to Purchaser or the Seller Parties, as applicable, in accordance with Section 9.1, setting forth:
(i)    the specific representation, warranty, covenant or agreement alleged to have been breached or other provision giving rise to indemnification;
(ii)    a description of the facts and circumstances then known by the Indemnified Party giving rise to the alleged breach of such representation, warranty, covenant or agreement or other right to indemnification; and
(iii)    a description of, and a reasonable estimate of the total amount of, the indemnifiable Damages actually incurred or expected to be incurred by the Indemnified Party as a result of such alleged breach or a statement that the amount of Damages is not yet determinable.
(b)    Recovery by Purchaser Indemnified Parties for indemnifiable Damages to which such Purchaser Indemnified Parties are owed pursuant to the terms of this Agreement and the Escrow Agreement shall be paid:
(i)    First, if any Holdback Escrow Funds remain, Purchaser and Seller shall deliver written instructions in accordance with the Escrow Agreement to the Escrow Agent instructing the Escrow Agent to deliver to Purchaser an amount equal to the amount of such Damages (not to exceed the then remaining Holdback Escrow Funds); and
(ii)    Thereafter, once the balance of the Holdback Escrow Funds has been reduced to zero, the Seller Parties shall be jointly and severally liable for the payment of any remaining amount of such claim for Damages to Purchaser Indemnitees, within five (5) Business Days.
(c)    Purchaser shall have the right, but not the obligation:
(i)    to offset Damages payable to Seller Indemnified Parties, if any, under this ARTICLE VII against the amount of any obligation owed by Seller to Purchaser under the Non-Solicitation Agreement or for which Purchaser is entitled under Section 2.6(c) (to the extent such amount has not otherwise reduced an Initial Payment or Additional Payment) on a dollar for dollar basis.
(ii)    to offset against and reduce any Initial Payment or Additional Payment on a dollar for dollar basis otherwise payable to Seller pursuant to Section 2.6(a)(ii) of this Agreement until such time as the amount of all outstanding indemnifiable Damages owed to Purchaser Indemnified Parties pursuant to this Agreement has been reduced to zero.
Section 7.8    Third Party Claims. If any third person asserts a claim against an Indemnified Party hereunder that, if successful, might result in a claim for indemnification against an Indemnifying Party hereunder, the Indemnifying Party shall be given prompt written notice thereof and shall have the right (a) to participate in the defense thereof and be represented, at his, her or its own expense, by advisory counsel selected by him, her or it, and (b) to approve any settlement if the Indemnifying Party is, or will be, required to pay any amounts in connection therewith. Notwithstanding the foregoing, if within 30 days after delivery of the Indemnified Party’s notice described above, the Indemnifying Party indicates in writing to the Indemnified Party that, as between such parties, such claims shall be indemnified by the Indemnifying Party as provided herein, then the Indemnifying Party shall have the right to control the defense of such claim, provided that the Indemnified Party shall have the right (x) to participate in the defense thereof and be represented, at his, her or its own expenses, by advisory counsel selected by him, her or it, and (y) to approve any settlement if the Indemnified Party has any potential obligation or liability thereunder.
ARTICLE VIII
TERMINATION
Section 8.1    Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:
(a)    by the mutual consent of Purchaser and Seller as evidenced in writing signed by each of Purchaser and Seller;
(b)    by Purchaser, if (i) there has been a material breach by Seller of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Purchaser at any Transfer Date and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Seller within ten (10) Business Days after written notice thereof from Purchaser, or (ii) Seller fails to deliver documentation evidencing the release of any Liens necessary to effectuate the transactions contemplated hereby on or before any Transfer Date.
(c)    by Seller, if there has been a material breach by Purchaser of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Seller at any Transfer Date and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Purchaser within ten (10) Business Days after written notice thereof from Seller; or
(d)    by either Purchaser or Seller if any governmental authority having competent jurisdiction has issued a final, non-appealable order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.
Section 8.2    Effect of Termination. In the event of termination and abandonment of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto; provided, however, that if this Agreement is validly terminated by a party under Section 8.1(b) or Section 8.1(c), the terminating party shall be entitled to all rights and remedies available under law or equity; and if this Agreement is terminated by either party under Section 8.1(a) or Section 8.1(d), all payments previously made prior to the date of termination shall be non-refundable and not subject to claw-back or offset. In the event this Agreement is terminated prior to the Initial Transfer Date, Section 2.6(a)(ii)(C) shall also apply in addition to any other remedies and rights available under law or equity. The agreements contained in Section 5.6, ARTICLE VII, this ARTICLE VIII and ARTICLE IX shall survive any termination of this Agreement.

ARTICLE IX
MISCELLANEOUS PROVISIONS
Section 9.1    Notices. Any notices or other communications required or permitted hereunder shall be in writing and be deemed to have been given (a) when delivered, if, in person, by messenger, courier, or by a nationally recognized overnight delivery service, or (b) if mailed, three Business Days after being deposited in the United States mail, postage prepaid and registered or certified, to the address of such party stated below. For the avoidance of doubt, notices or other communications required or permitted hereunder shall be in writing, but shall not be considered “delivered” hereunder if such notice is dispatched by facsimile or other means of electronic communication, including email communication.
To Seller:

Starion Energy Inc.
Starion Energy NY Inc.
Starion Energy PA Inc.
751 Straits Turnpike
Middlebury, CT 06762
Attn: Ruzhdi Dauti
Email: Ruzhdi@starionenergy.com

With a Copy to:

Starion Energy, Inc.
751 Straits Turnpike
Middlebury, CT 06762
Attn: General Counsel
Email: aisaac@starionenergy.com

To Purchaser:

Spark Energy, LLC
12140 Wickchester Ln, Suite 100
Houston, Texas 77079
Attn: General Counsel
Fax No.: 832-320-2943
Email: gmelman@sparkenergy.com

or to such other person or address as any party may designate for itself by notice to the other parties given in accordance with the provisions hereof. Notice by counsel to a party shall constitute valid notice for all purposes of this Agreement.
Section 9.2    Announcements. The parties acknowledge and agree that no press release or other public announcement, or public statement or comment in response to any inquiry, relating to the subject matter of this Agreement shall be issued or made by Purchaser or Seller, or their respective affiliates, without the written approval of the other party, which approval shall not be unreasonably withheld, conditioned or delayed; provided that, a press release or other public announcement, or public statement or comment in response to any inquiry, made without such joint approval shall not be in violation of this Section 9.2 if it is made in order for the disclosing party or any of its affiliates to comply with applicable laws, regulations, or stock exchange policies and regulations; provided, further, that Purchaser shall provide Seller with advance notice of any such press release, public announcement, or public statement in response to any inquiry.
Section 9.3    Amendments; Waivers. This Agreement may only be amended or modified by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 9.4    Expenses. Except as otherwise provided in this Agreement, each party shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants. In the event of any litigation involving this Agreement, the non-prevailing party in such litigation shall reimburse the prevailing party for its reasonable attorneys’ fees and costs (including such fees and costs incurred in connection with enforcement and appeals) incurred in such litigation.
Section 9.5    Governing Law; Dispute Resolution; Submission to Jurisdiction.
(a)    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).
(b)    Dispute Resolution. Except as otherwise set forth in the Transaction Documents, resolution of any and all disputes, controversies or claims arising from or in connection with this Agreement, whether based on contract, tort, or otherwise (collectively, “Disputes”), shall be exclusively governed by and settled in accordance with the provisions of this Section 9.5 (b).
(i)    Negotiation. The parties shall make a good faith attempt to resolve any Dispute arising out of or relating to this Agreement through negotiation. Within thirty (30) days after notice of a Dispute is given by either party to the other party, each party shall select a negotiating team comprised of vice president level employees of such party and shall meet within thirty (30) days after the end of the first thirty (30) day negotiating period to attempt to resolve the matter (“VP Escalation”). During the course of negotiations under this Section 9.5 (b), all reasonable requests made by one party to the other for information, including requests for copies of relevant documents, will be honored. In the event that the Dispute is not resolved through the VP Escalation process, within fifteen (15) days following the conclusion of the VP Escalation process, each of the parties’ President and Chief Executive Officer shall meet in person or on a conference call in a final attempt to resolve the Dispute before non-binding mediation is commenced to resolve the Dispute. The specific format for such negotiations will be left to the discretion of the designated negotiating teams but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other party.
(ii)    Non-Binding Mediation. In the event that any Dispute arising out of or related to this Agreement is not settled by the parties within fifteen (15) days after the first meeting of the negotiating teams under this Section 9.5 (b), the parties will attempt in good faith to resolve such Dispute by non-binding mediation in accordance with the American Arbitration Association Commercial Mediation Rules. The mediation shall be held within thirty (30) days of the end of such fifteen (15) day negotiation period of the negotiating teams. Except as provided elsewhere in this Agreement, no litigation for the resolution of such Dispute may be commenced until the parties try in good faith to settle the dispute by such mediation in accordance with such rules and either party has concluded in good faith that amicable resolution through continued mediation of the matter does not appear likely. The costs of mediation shall be shared equally by the parties to the mediation. Any settlement reached by mediation shall be recorded in writing, signed by the parties, and shall be binding on them.
(iii)    Proceedings. Nothing herein, however, shall prohibit either party from initiating litigation or other judicial or administrative proceedings if such party would be substantially harmed by a failure to act during the time that such good faith efforts are being made to resolve the Dispute through negotiation or mediation. In the event that litigation is commenced under this Section 9.5(b), the parties agree to continue to attempt to resolve any Dispute according to the terms of Section 9.5(b) during the course of such litigation proceedings under this Section 9.5(b).
(iv)    Pay And Dispute. Except as provided herein or in any Transaction Document, in the event of any Dispute regarding payment of a third-party invoice (subject to standard verification of receipt of products or services), the party named in a third party's invoice must make timely payment to such third party, even if the party named in the invoice desires to pursue the dispute resolution procedures outlined in this Section 9.5(b). If the party that paid the invoice is found pursuant to this Section 9.5(b) to not be responsible for such payment, such paying party shall be entitled to reimbursement from the nonpaying party to this Agreement, with interest accruing at a rate of six percent (6) per annum.
(v)    Continuity of Service And Performance. Unless otherwise agreed in writing, the parties will continue to perform, provide service and honor all other commitments under this Agreement and each Transaction Document during the course of any Dispute and resolution process pursuant to the provisions of this Section 9.5(b) with respect to all matters not subject to such Dispute.
(c)    The parties irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if under applicable law exclusive jurisdiction over the applicable matter is vested in the federal courts, any court of the United States located in the State of Delaware) for the purposes of any proceeding arising out of this Agreement or the transactions contemplated hereby (and each party agrees that no such proceeding relating to this Agreement or the transactions contemplated hereby shall be brought by it except in such courts). The parties irrevocably and unconditionally waive (and agree not to plead or claim) any objection to the laying of venue of any proceeding arising out of this Agreement or the transactions contemplated hereby in (a) any state or federal court sitting in the State of Delaware, or (b) any state appellate court therefrom within the State of Delaware or that any such proceeding brought in any such court has been brought in an inconvenient forum. The parties hereto also agrees that any final and non-appealable judgment against a party hereto in connection with any proceeding shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.
Section 9.6    Waiver of Jury Trial. THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT AND ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH.
Section 9.7    Successors and Assigns; Assignment. This Agreement shall be binding on and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by Seller or Purchaser without the consent of the other party; provided, however, that Purchaser may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder. Any such attempted assignment shall be void and of no effect.
Section 9.8    Previous Agreements Superseded. This Agreement supersedes all previous oral or written agreements by and between Seller and Purchaser relating to the subject matter hereof, including that Non-Disclosure Agreement, between Starion and Spark Energy, Inc. effective as of September 11, 2018, and together with the Transaction Documents, Schedules and Exhibits hereto contains all agreements between the parties with respect to the subject matter hereof. In the event of any inconsistency between the statements in the body of this Agreement and those in the Transaction Documents, the Exhibits and disclosure schedules (other than an exception expressly set forth as such in the disclosure schedules), the statements in the body of this Agreement will control.
Section 9.9    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all of which together shall constitute one and the same instrument. The delivery of an executed counterpart of this Agreement in portable document format (.pdf) shall be valid delivery thereof.
Section 9.10    No Third Person Beneficiaries. Except as provided in ARTICLE VII, none of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of any party or any of their affiliates; and no such third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any liability (or otherwise) against any party hereto.
Section 9.11    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 9.12    Headings; Interpretation. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The disclosure schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
Section 9.13    Joint and Several Obligations. All obligations of Seller Parties under this Agreement shall be joint and several.

ARTICLE X
STARION NY AND STARION PA’S REPRESENTITIVE
Section 10.1.    Appointment of Starion NY and Starion PA’s Representative. Upon the Sellers’ execution of this Agreement, and without further act of any Seller, each of Starion NY and Starion PA hereby irrevocably appoints Ruzhdi Dauti, President and Chief Executive Officer of Starion (the “Sellers’ Representative”) as its agent and attorney-in-fact, and Sellers’ Representative hereby accepts such appointment, for all purposes contemplated under this Agreement, including without limitation the negotiation and delivery of any and all Transaction Documents or other actions to consummate the Transaction or to fulfil the purpose and intent of such Transaction, whether prior to, at, or after any Effective Transfer Date, all as deemed necessary or reasonably desirable in the sole reasonable business judgment of Sellers’ Representative. Other than with respect to their respective signatures on this Agreement and on each other Transaction Document, each of Starion NY and Starion PA acknowledges and agrees that (i) the actions of Sellers’ Representative shall be regarded as actions taken in the place and stead of each of Starion NY and Starion PA and (ii) that the Purchaser shall be entitled to so rely upon the actions of Sellers’ Representative as the actions of each of Starion NY and Starion PA. Such appointment shall remain effective as to Ruzhdi Dauti or any successor appointed in accordance with this Agreement, for so long as there are any remaining rights or obligations of each of Starion NY and Starion PA under this Agreement or under any Transaction Document that remain unsatisfied or unperformed.
Section 10.2    Consent to Actions by Sellers’ Representative. Each of Starion NY and Starion PA hereby consent to the taking by the Sellers' Representative, for each of Starion NY and Starion PA and for and on behalf of each of Starion NY and Starion PA, of any and all actions and the making of any decisions required or permitted to be taken by the Sellers' Representative under this Agreement and the Transaction Documents, including the exercise of the power to do or perform the following: (i) deliver and receive notices and communications; (ii) agree to the basis for determining any and all amounts described in this Agreement and the Transaction Documents, including the release of any Escrow Funds and the respective adjustments and payments to be made with respect thereto; (iii) execute any amendment or waiver pursuant to this Agreement; (iv) demand litigation and comply with orders and awards of courts and arbitrators with respect to claims against each of Starion NY and Starion PA; (v) agree to, negotiate, enter into settlements and compromises of claims by and against each of Starion NY and Starion PA; (vi) represent each of Starion NY and Starion PA in all matters after any Transfer Date relating to matters arising before an Effective Transfer Date; and (vii) take all actions necessary or appropriate in the judgment of the Sellers' Representative or as reasonably requested by Starion or Purchaser after any Effective Transfer Date for the accomplishment of the foregoing. The Sellers' Representative shall have full authority to negotiate with respect to any claims made by any Effective Transfer Date on behalf of each of Starion NY and Starion PA relating to their pro rata portion of the Escrow Funds, and any adjustments made to the disbursements of the Escrow Funds. Notices or communications to or from the Sellers' Representative shall constitute notice to or from each of Starion NY and Starion PA or the Sellers for all purposes herein.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

PURCHASER:

SPARK HOLDCO, LLC

By:    /s/ Gil Melman
Name: Gil Melman
Title: Vice President and General Counsel

SELLER:

STARION ENERGY INC.

By:    /s/ Ruzhdi Dauti
Name: Ruzhdi Dauti
Title:    President and Chief Executive Officer

STARION ENERGY NY INC.

By:     /s/ Ruzhdi Dauti
Name: Ruzhdi Dauti
Title:    President and Chief Executive Officer

STARION ENERGY PA INC.

By:     /s/ Ruzhdi Dauti
Name: Ruzhdi Dauti
Title:    President and Chief Executive Officer

SHAREHOLDERS:

/s/ Robert Zappone
Robert Zappone, individually

/s/ Dashmir Murtishi
Dashmir Murtishi, individually

/s/ Fitor Mamudi
Fitor Mamudi, individually

/s/ Floresha Dauti
Floresha Dauti, individually

/s/ Ruzhdi Dauti
Ruzhdi Dauti, individually